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                                                                    Exhibit 11.1


                             THE CHUBB CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                           PERIODS ENDED SEPTEMBER 30

                                                Third Quarter       Nine Months
                                                -------------      -------------
                                                1995     1994      1995     1994
                                                ----     ----      ----     ----
                                                         (in millions)
Net income..................................   $171.4   $152.7    $503.1   $372.6

After-tax interest expense on 6% guaranteed
 exchangeable subordinated notes............      2.4      2.4       7.3      7.3
                                               ------   ------    ------   ------

Net income for computing earnings per share.   $173.8   $155.1    $510.4   $379.9
                                               ======   ======    ======   ======
Average number of common shares
 outstanding................................     87.1     87.6      87.0     87.7

Additional shares from assumed conversion
 of 6% guaranteed exchangeable subordinated
 notes as if each $1,000 of principal
 amount had been converted at issuance
 into 11.628 shares of common stock.........      2.9      2.9       2.9      2.9
                                               ------   ------    ------   ------

Average number of common and common
 equivalent shares assumed outstanding for
 computing earnings per share...............     90.0     90.5      89.9     90.6
                                               ======   ======    ======   ======

NET income per share........................   $ 1.93   $ 1.71    $ 5.68   $ 4.19